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                                                                   EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY


Name                                             Jurisdiction of Incorporation
----                                             -----------------------------

Dallas Woodcraft & Company, L.P.                 Delaware (Limited Partnership)
DWC G.P., Inc.                                   Delaware
GIA, Inc.                                        Nebraska
Homco, Inc.                                      Texas
Home Interiors de Mexico S. de R.L. de C.V.      Mexico
Home Interiors Services de Mexico S.A. de C.V.   Mexico
Homco Puerto Rico, Inc.                          Delaware
Laredo Candle Company, L.P.                      Texas (Limited Partnership)
Spring Valley Scents, Inc.                       Delaware
HIG Investments, Inc.                            Delaware